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                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT by and between ENHERENT CORP., a Delaware corporation (the "COMPANY"), and PAMELA A. FREDETTE (the "EXECUTIVE") is to be effective as of the Effective Date (as defined below).

                              W I T N E S S E T H:

      WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, it is hereby agreed as follows:

      1.    TERM.

      (a) The term of this Agreement (the "TERM") shall commence on April 1, 2005 (the "EFFECTIVE DATE") and, unless earlier terminated pursuant to Section 4 below and subject to Section 1(b) below, end at 11:59 PM, March 31, 2008.

      (b) The Term shall automatically be extended on a year-by-year basis, unless the Company shall give the Executive no less than ninety (90) days' notice that the Term shall not be so renewed.

      (c) Upon the Executive receiving notice of non-renewal of the Term, the Executive may resign for Good Reason (as defined in Section 4(c) below).

      2.    POSITION AND DUTIES

      (a) During the Term, the Executive shall serve as the President and Chief Executive Officer of the Company with such duties and responsibilities as are customarily assigned to such position.

      (b) As of the Effective Date, the Company shall cause the Executive to be appointed to the Board of Directors of the Company (the "BOARD") and elected Chairman of the Board. Thereafter, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board and shall use its best efforts (including, without limitation, the solicitation of proxies) to have the Executive elected and reelected to the Board for the duration of the Term and shall use its best efforts to cause Executive to be elected the Chairman of the Board. With the written agreement of the Executive, the obligation of the Company to use its best efforts to cause the Executive to be elected Chairman of the Board shall be vacated and the election of someone other than the Executive to the position of Chairman of the Board will not be a violation of such obligations. Upon any termination of her employment with the Company, the Executive shall promptly resign from the Board. The Executive shall report solely to the Board.

      (c) During the Term, the Executive shall devote her full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to

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discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently.

      (d) The Executive shall be based at the Company's principal headquarters in New York, New York, except for travel reasonably required for the performance of the Executive's duties hereunder.

      3.    COMPENSATION

      (a) BASE SALARY. During 2005, the Executive shall receive an annualized base salary ("ANNUAL BASE SALARY") of $325,000 payable in accordance with the Company's regular payroll practices for its senior executives, as in effect from time to time. During the Term, the Annual Base Salary shall not be decreased, except for a proportional decrease applicable to all executives of the Company, and shall be reviewed by the Board for possible increase at least annually; provided, however, that the Annual Base Salary shall not be increased prior to January 1, 2006. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as increased from time to time.

      (b) ANNUAL CASH BONUS. For each year of the Term, the Executive shall participate in an annual cash bonus plan per the terms of Attachment A hereto. Nothing contained herein shall prevent the Committee from paying an annual bonus in excess of the amount determined per the terms of the bonus plan.

      (c) EQUITY BASED COMPENSATION.

            (i) The Company will review the Executive's compensation and incentive opportunities no less than annually to assess the granting of equity-based awards. If equity-based awards are made to executives of the Company generally (specifically excluding grants made to individual executives for recruitment or retention purposes, or special incentive grants made to executives only in a certain group or department), the Executive will receive a similar grant at a level commensurate with her position.

            (ii) If the Company files a registration statement under the Securities Act of 1933 covering the offer and sale by it or any of its equity holders of equity in the Company for money, the Executive shall be entitled to piggy-back registration rights for equity she holds at such time and for equity she will receive in the future due to the exercise of options, the lapse of restrictions of restricted stock or the acquisition of equity through any other form of equity-based compensation.

      (d) OTHER BENEFITS. While the Executive is employed during the Term:

            (i) The Executive shall be entitled to participate in all tax-qualified and nonqualified savings, employee stock ownership and retirement plans of the Company and shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company made available to the senior executives of the Company.

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            (ii) The Executive and/or the Executive's eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including any medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, as applicable to the senior executives of the Company.

            (iii) The Executive shall be entitled to no less than twenty (20) days paid time off and six (6) personal and sick days per calendar year, to be administered in accordance with the Company's applicable policies for senior executives.

            (iv) The Company shall provide Executive with an allowance of no less than $750 per month for automobile expenses and related insurance expense.

            (v) The Company shall provide the Executive with a life insurance benefit with a death benefit of no less than $500,000.

            (vi) The Company shall reimburse the Executive for (or pay directly on the Executive's behalf) reasonable professional fees and related expenses related to the negotiation and preparation of this Agreement, within fifteen
(15) days following delivery to the Company of an invoice detailing such fees and expenses.

            (vii) The Company shall promptly reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of her duties hereunder during the Term.

      4.    TERMINATION OF EMPLOYMENT

      (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Term. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Term. "DISABILITY" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of three (3) consecutive months, the Company shall have given the Executive a notice of termination for Disability, and, within thirty
(30) days after such notice of termination is given, Executive shall not have returned to the full-time performance of the Executive's duties (the expiration of such thirty (30)-day notice period, the "DISABILITY EFFECTIVE DATE").

      (b)   TERMINATION BY THE COMPANY.

            (i) The Company may terminate the Executive's employment during the Term for Cause (as defined below) or without Cause.

            (ii) A termination of the Executive's employment by the Company for Cause shall be effectuated by giving the Executive written notice ("NOTICE OF TERMINATION FOR CAUSE")

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of the termination. A termination of the Executive's employment for Cause will be effective no earlier than the Executive's receipt of the Notice of Termination for Cause.

            (iii) A termination of the Executive's employment by the Company without Cause shall be effectuated by giving the Executive written notice ("NOTICE OF TERMINATION WITHOUT CAUSE") of the termination. A termination of the Executive's employment by the Company without Cause shall be effective no earlier than fifteen (15) days following the Executive's receipt of the Notice of Termination without Cause.

            (iv) "CAUSE" for termination by the Company of the Executive's employment shall mean:

                  (A) the willful and continued failure by the Executive to substantially perform her duties with the Company (other than such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason (as defined below) by the Executive) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties,

                  (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or

                  (C) the Executive's conviction of or plea of guilty or nolo contendre to (x) any felony or (y) a misdemeanor involving dishonesty or moral turpitude.

For purposes of clauses (A) and (B) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

      (c) TERMINATION BY THE EXECUTIVE.

            (i) The Executive may terminate employment during the Term for Good Reason (as defined below) or without Good Reason.

            (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("NOTICE OF RESIGNATION FOR GOOD REASON") of the termination within ninety (90) days of the Executive becoming aware of such act or omission that constitutes Good Reason (such ninety (90)-day requirement does not apply to clause (F) of the Good Reason definition). A termination of employment by the Executive for Good Reason shall be effective no earlier than fifteen (15) days following the date when the Notice of Termination for Good Reason is given.

            (iii)A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice ("NOTICE OF RESIGNATION WITHOUT GOOD REASON") of the termination. A termination of employment by the Executive

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without Good Reason shall be effective no earlier than fifteen (15) days following the date when the Notice of Termination without Good Reason is given.

            (iv) "GOOD REASON" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, failures by the Company to act or, in the case of (F) below, act by the
Executive:

                  (A) the assignment to the Executive of any duties inconsistent with the Executive's status as the President and Chief Executive Officer of the Company (including by reason of the Company becoming a subsidiary of another company) or an adverse alteration in the nature or status of the Executive's title or responsibilities, unless such adverse alteration is due to a factor beyond the Company's control;

                  (B) a reduction by the Company in the Executive's annual base salary or annual bonus opportunity (as either may increase from time to time), except for a decrease applicable to executives of the Company generally, or a failure by the Company to (x) provide the Executive with an opportunity for participation in any stock option plan or other equity-based plan on a level commensurate with the Executive's position with the Company or (y) meet its obligations per Section 6(c) above;

                  (C) the relocation of the Executive's principle place of employment to a location more than fifty (50) miles from the Executive's principal place of employment as of the Effective Date, except for reasonably required travel on the Company's business;

                  (D) any material breach by the Company of its obligations to the Executive under the terms of this Agreement;

                  (E) notice to the Executive that the Company shall not renew this Agreement per Section 1, above; or

                  (F) the voluntary termination of the Executive of her employment with the Company for any reason during the 6-month period commencing on the date of any Change in Control of the Company, provided that the Executive has communicated a notice of termination to the Company at least 1 month prior to the effectiveness of such voluntary termination.

      (d) DATE OF TERMINATION. The "DATE OF TERMINATION" means, as the case may be, the date of the Executive's death, the Disability Effective Date or the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective, per the applicable written notice.

      5.    OBLIGATIONS OF THE COMPANY UPON TERMINATION

      (a) TERMINATION OTHER THAN FOR CAUSE, DEATH OR DISABILITY; RESIGNATION FOR GOOD REASON. If the Company terminates the Executive's

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employment for any reason other than Cause, death or Disability, or the
Executive terminates her employment for Good Reason, then:

            (i) the Company shall pay to the Executive, not later than thirty
(30) days following the Date of Termination, any unpaid amounts of the Executive's Annual Base Salary and annual bonus for periods prior to the Date of Termination (the "ACCRUED AMOUNTS");

            (ii) the Company shall pay to the Executive, not later than thirty
(30) days following the Date of Termination, a lump sum payment equal to the sum of (i) the Annual Base Salary and (ii) the Executive's most recent annual bonus payment (or, if prior to the Executive earning a bonus to be paid pursuant to this Agreement, an amount equal to fifty percent (50%) of the Annual Base Salary);

            (iii)any then-outstanding option to purchase Company stock granted to the Executive shall become fully vested and exercisable and remain fully exercisable for three (3) years following the Date of Termination (but not later than the applicable expiration date);

            (iv) the restrictions shall lapse on any then-outstanding shares of restricted stock held by the Executive;

            (v) the Company shall provide to the Executive (and/or the Executive's eligible dependents, as the case may be), for a period of twelve
(12) months following the Date of Termination, the various welfare benefits to which she (and/or her eligible dependents, as the case may be) was entitled immediately before the Date of Termination (on a basis no less favorable than that in effect immediately before the Date of Termination) and, following the expiration of such twelve (12)-month period, the rights and benefits to which she (and/or her eligible dependents, as the case may be) may be entitled under the provisions of Sections 601-608 of the Employee Retirement Income Security Act of 1974, as they may be amended from time to time ("COBRA"); and

            (vi) the Company shall provide to the Executive all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination (the "OTHER BENEFITS").

      (b) DEATH AND DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), the Accrued Amounts (in a lump sum in cash within thirty (30) days after the Date of Termination) and the Other Benefits. All outstanding equity-based awards shall be treated according to the provisions of the applicable plans and award agreements.

      (c) TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates her employment without Good Reason, then the Company shall pay to the Executive the Accrued Amounts (in a lump sum in cash within thirty (30) days after the Date of

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Termination) and the Other Benefits. All outstanding equity-based awards shall be treated according to the provisions of the applicable plans and award agreements.

      (d)   CHANGE IN CONTROL.

            (i) Change in Control Severance Pay and Benefits. During the one
(1)-year period following a Change in Control (as defined below), if the Company terminates the Executive's employment other than for Cause, death or Disability, or if the Executive resigns for Good Reason (which, per clause (F) of the definition of Good Reason, includes resignation for any reason during the 6-month period following a Change in Control), the Executive will receive the same payments and benefits as described in Section 5(a) above per the terms of such section, except that the payment pursuant to subsection 5(a)(ii) shall be equal to two (2) times the sum of clause (x) and (y) of that subsection, and the benefit continuation period pursuant to subsection 5(a)(v) shall be eighteen
(18) months rather than twelve (12) months; subject, however to subsections 5(d)(iii)(A)III and 5(d)(iii)(C)III.b below.

            (ii) Excise Tax Gross-Up. In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, the Executive under this Agreement and under all other plans, programs and arrangements of the Company (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property) (the "AGGREGATE PAYMENT") is determined to constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "CODE"), the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code, as amended ("EXCISE TAX") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income, payroll and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 5(e) shall be made by an independent auditor (the "AUDITOR") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of the Executive's Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to the Executive under this Section 5(e) has been made, the Company shall pay to the Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount determined by the Auditor so as to make the Executive whole, on an after-tax basis, with respect to such Excise Tax (and any interest and penalties thereon) and such additional amount paid by the Company. In the event the amount of the Executive's Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial payment to the Executive has been made, the Executive shall, as soon as practical after the determination is made, pay to the Company the amount of the overpayment by the Company, reduced by the amount of any relevant taxes already paid by the Executive and not refundable, all as determined by the Auditor. The Executive and the Company shall cooperate with each other in connection with any proceeding

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or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Executive in connection therewith shall be paid by the Company promptly upon notice of demand from the Executive.

            (iii) A "CHANGE IN CONTROL" shall be deemed to have occurred if:

                  (A) any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities;

                            I. provided, however, that no Change in Control shall be deemed to have occurred as the result of an acquisition of securities of the Company by the Company which, by reducing the number of voting securities outstanding, increases the direct or indirect beneficial ownership interest of any person to thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities, but any subsequent increase in the direct or indirect beneficial ownership interest of such a person in the Company shall be deemed a Change in Control;

                            II. and provided further, however, that if the Board of Directors of the Company determines in good faith that a person who has become the beneficial owner directly or indirectly of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities has inadvertently reached that level of ownership interest, and if such person divests as promptly as practicable a sufficient amount of securities of the Company so that the person no longer has a direct or indirect beneficial ownership interest in thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities, then no Change in Control shall be deemed to have occurred;

                            III. and further provided, however, that if this clause (A) is satisfied but (x) the person that has become the beneficial owner directly or indirectly of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then-outstanding securities owns less than forty percent (40%) of the combined voting power of the Company's then-outstanding securities, (y) such ownership occurred through the Company's acquisition of another entity and (z) such acquisition was recommended in writing to the Board of Directors by the Executive, then, if the Executive resigns per Section 4(c)(iv)(F) above, the severance pay and benefits to which the Executive shall be entitled will be per the terms of Section 5(a) above without effect given to
         Section 5(d)(i) above; or

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                  (B) during any period of two (2) consecutive years (not
      including any period prior to the Effective Date), individuals who at the beginning of such two-year period constitute the Board of Directors of the Company and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority thereof; or

                  (C) the shareholders of the Company approve:

                            I. a plan of complete liquidation of the Company,

                            II. an agreement for the sale or disposition of the Company or all or substantially all of the Company's assets,

                            III. any plan of merger or consolidation of the Company with any other corporation, except that:

                                  a. shareholder approval of a plan of merger or
                      consolidation in which the security owners of the Company immediately prior to the merger or consolidation continue to own at least seventy percent (70%) of the voting securities of the new (or continued) entity immediately after such merger or consolidation shall not be Change in Control; and

                                  b. shareholder approval of a plan of merger or
                      consolidation in which the security owners of the Company immediately prior to the merger or consolidation continue to own at least fifty-one percent (51%) but less than seventy percent (70%) of the voting securities of the new (or continued) entity immediately after such merger or consolidation and such plan of merger or consolidation was recommended in writing to the Board of Directors by the Executive shall be a Change in Control; but, if the definition of Change in Control is satisfied through this clause 5(d)(iii)(C)III.b, then, if the Executive resigns per Section 4(c)(iv)(F) above, the severance pay and benefits to which the Executive shall be entitled will be per the terms of Section 5(a) above without effect given to Section 5(d)(i) above.

      6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise

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   entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

      7. NO MITIGATION OR OFFSET. Except as provided herein, the Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

      8.    CONFIDENTIAL INFORMATION; COMPETITION; SOLICITATION

      (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8(a) ("CONFIDENTIAL INFORMATION"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process and except as needed to conduct the Executive's duties for the Company.

      (b) Non-Competition; Non-Solicitation. For a period of one (1) year after the Date of Termination, the Executive shall not, without the written consent of the Board, directly or indirectly, (i) engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in direct competition with any line of business actively being conducted on the Date of Termination by the Company or any of its subsidiaries (provided that the Executive shall not be prohibited from employment with a division of a direct competitor if such division is not in direct competition with any line of business actively being conducted on the Date of Termination by the Company or any of its subsidiaries); or (ii) solicit any person to leave the employment of the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position). Nothing herein, however, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

      (c) The Executive agrees that the restrictions set forth in Sections 8(a) and 8(b) hereof are reasonable and necessary to protect the legal interests of the Company. The Executive

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further agrees that the Company shall be entitled to seek injunctive relief in the event of any actual or threatened breach of such restrictions.

      9.    PATENTS, COPYRIGHTS AND RELATED MATTERS.

      (a) Disclosure and Assignment. The Executive shall disclose to the Company any and all improvements and inventions that the Executive may conceive and/or reduce to practice individually or jointly or commonly with others while she is employed with the Company with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company, and (ii) any type of products, goods or services sold or used by the Company. The Executive also shall assign, transfer and set over to the Company her entire right, title and interest in and to any and all of such inventions as are specified in this
Section 9(a) and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and at no expense to the Executive, the Executive shall sign any and all instruments deemed necessary by the Company or its subsidiaries or affiliates for:

            (i) the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company or its subsidiaries or affiliates may desire to file upon such inventions as are specified in this Section 9(a);

            (ii) the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company or its subsidiaries or affiliates may desire to file upon such applications for letters patent; and

            (iii)the reviving, re-examining or renewing of any of such applications for letters patent.

      (b) Section 9(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company or its subsidiaries or affiliates was used and that was developed entirely on the Executive's own time, and (i) that does not relate (A) directly to the business of the Company or its subsidiaries or affiliates, or (B) to the Company's or its subsidiaries or affiliates actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by the Executive for the Company or its subsidiaries or affiliates.

      (c) Copyrightable Material. All right, title and interest in all copyrightable material that the Executive shall, directly or indirectly, conceive or originate individually or jointly or commonly with others, and that arise during the term of her employment with the Company and out of the performance of her duties and responsibilities under this Agreement, shall be the property of the Company or its subsidiaries or affiliates and are hereby assigned by the Executive to the Company or its subsidiaries or affiliates, along with ownership of any and all copyrights in the copyrightable material. Upon request and at no expense to the Executive, the Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by the Executive for the Company or its subsidiaries or affiliates in performing her duties and responsibilities hereunder shall be considered "works made for hire," as defined in the U.S. Copyright Act.

      10. DISPUTE RESOLUTION. Except for the Company's right to seek injunctive relief as set forth in Section 8(c), all disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three arbitrators sitting in New York, New York, in accordance with the employment rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. All fees and expenses of the arbitrators shall be paid by the Company. The arbitrators shall have the authority to award attorney's fees and costs to the prevailing party.

      11. KEY-PERSON INSURANCE. At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. The Executive shall have no interest in any such policy, but shall cooperate with the Company in taking out such insurance by submitting to physical examinations, by supplying all information required by the insurance company, and by executing all necessary documents, provided that no financial obligation is imposed upon the Executive by any such documents.

      12. D&O INSURANCE; COMPANY INDEMNITY.

      (a) The Company shall maintain directors' and officers' liability insurance for the benefit of the Executive in an amount no less than $5,000,000.

      (b) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING"), by reason of the fact that she is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if she has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses to be incurred by her in connection with a Proceeding within twenty
(20) days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses. The provisions of this Section 12(b) shall not be deemed exclusive of any other rights of indemnification to which the Executive may be entitled or which may be granted to her, and it shall be in addition to any rights of indemnification to which she may be entitled under any policy of insurance.

      13.   SUCCESSORS

      (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

      (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly in writing to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

      14.   MISCELLANEOUS

      (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      (b) All notices and other communications under this Agreement shall be in writing and shall be given to the other party (i) by hand delivery; (ii) by reputable overnight carrier; or (iii) by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          Pamela A. Fredette
          enherent Corp.
          192 Lexington Avenue
          New York, New York  10016

          with a copy to:

          Vedder, Price, Kaufman & Kammholz, P.C.
          222 N. LaSalle Street, Suite 2600

          Chicago, Illinois  60601
          Attention:  Kelly A. Starr

          If to the Company:

          enherent Corp.
          192 Lexington Avenue
          New York, New York  10016
          Attention:  General Counsel

          with a copy to:

          Gardner Carton & Douglas LLP
          191 N. Wacker Drive, Suite 3700
          Chicago, Illinois  60606-1698
          Attention:  Stephen A. Tsoris

or to such other address as either party furnishes to the other in writing in accordance with this subsection (b). Notices and communications shall be effective when actually received by the addressee.

      (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

      (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

      (e) The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

      (f) The Executive and the Company acknowledge that this Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect.

      (g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments due hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

      (h) To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which have effect after the termination of the Executive's employment or the termination of this Agreement shall survive the expiration of the Term.

      (i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument. Facsimile signatures on this Agreement shall be the same as original signatures.

      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf.

                                               ENHERENT CORP.

                                               By: /s/ Thomas E. Minerva
                                                   -----------------------
                                               Name: Thomas E. Minerva
                                               Title: Director

                                               EXECUTIVE

                                               /s/ Pamela A. Fredette
                                               --------------------------
                                               Pamela A. Fredette

                                                                    ATTACHMENT A

                                 ENHERENT CORP.
                 CHIEF EXECUTIVE OFFICER ANNUAL CASH BONUS PLAN

SUMMARY: Annual cash bonus based on EBITDA.

NOTE: MANAGEMENT BONUSES, INCLUDING ANY BONUS PAID TO THE CEO PURSUANT TO THIS PLAN, ARE EXPENSES FACTORED INTO EBITDA UNDER THIS PLAN.

EBITDA at Tier 1 target levels will result in an annual bonus payment equal to 50% of base salary. EBITDA at 120% or 133% of Tier 1 target level will result in total annual bonus payment of 75% or 100% of base salary, respectively. EBITDA at greater than 133% of Tier 1 target level will result in total annual bonus payment greater than 100% of base salary.

Bonus payments to be made per a combination of quarterly and annual payments, as described below.

Setting of Tier 1 Targets:

      - 2005: During 2005, Tier 1 EBITDA target levels will be the EBITDA targets per the Ableco loan agreement, as those EBITDA targets may be amended.

      - 2006 and 2007: For 2006 and 2007, Tier 1 EBITDA target levels will be as mutually agreed between the CEO and the Company by no less than 30 days prior to the commencement of the applicable Q1 performance period, or, if such agreement cannot be reached, then the Tier 1 EBITDA target levels will be the EBITDA targets per the Ableco loan agreement, as those EBITDA targets may be amended.

      - 2008 and thereafter: Beginning with 2008, Tier 1 EBITDA target levels will be as mutually agreed between the CEO and the Company, with such agreement not to be unreasonably withheld, and shall be established no less than 30 days prior to the commencement of the Q1 performance period.

Tier 1 EBITDA targets will be set for each quarter of the year (Q1, Q2, Q3 and Q4); only 2005 has EBITDA targets beginning with Q2.

TIER 1: Annual target bonus equal to 50% of base salary to be paid in quarterly installments, based on Tier 1 EBITDA targets. For 2005, Tier 1 EBITDA targets are as follows:

Q1                                                                      n/a
Q2                                                                      $210K*
Q3                                                                      $300K
Q4                                                                      $300K
2005 Total:                                                             $810K*

Q1: If EBITDA target for Q1 achieved, payment equal to 13% of base salary to be made as soon as practicable after end of Q1, but no later than the last payroll date in May of the applicable year (this sentence not applicable for 2005).

Q2: If EBITDA target for Q2 achieved, payment equal to 13% (17% for 2005) of base salary to be made as soon as practicable after end of Q2, but no later than the last payroll date in August of the applicable year.

Q3: If EBITDA target for Q3 achieved, payment equal to 12% (17% for 2005) of base salary to be made as soon as practicable after end of Q3, but no later than the last payroll date in November of the applicable year.

Q4: If EBITDA target for Q4 achieved, payment equal to 12% (16% for 2005) of base salary to be made as soon as practicable after end of Q4, but no later than February 15 of the applicable year.

Year End Look-Back:

(a) If a Tier 1 EBITDA target is not achieved in a certain quarter (the "Shortfall Quarter"), but the Tier 1 EBITDA target is exceeded in another quarter or quarters (the "Overage Quarter(s)"), then the Tier 1 EBITDA target will be deemed satisfied in the Shortfall Quarter and the actual EBITDA for the Overage Quarter with the greatest EBITDA will be deemed reduced by the EBITDA credited to the Shortfall Quarter to satisfy the Tier 1 EBITDA target for such quarter. This adjustment will occur for each such Shortfall Quarter, so long as there exists an Overage Quarter (after each adjustment under this paragraph the existence of an Overage Quarter and the Overage Quarter with the greatest EBITDA will re-determined).

(b) Based on the EBITDA adjustments described in paragraph (a) above and subject to offset as described below, Tier 1 bonus payments not previously made to the CEO ("Make-Up Tier 1 Bonus Payments") will be paid as soon as practicable after end of the applicable year, but no later than the immediately following February 15; provided, however, that such Make-Up Tier 1

------------------------
*   Net of "Expense Add-Backs" as defined in Ableco loan agreement.

* 2005 Total EBITDA target is net of "Expense Add-Backs" as defined in Ableco loan agreement.

Bonus Payments will be reduced by the amount of any Tier 2, 3 or 4 bonus payments received by the CEO which were based on EBITDA deemed credited to any Shortfall Quarter.]

TIER 2: In addition to the total cash payment equal to 50% of base salary that may be paid under Tier 1, under Tier 2 eligible for a cash payment of up to 25% of base salary for exceeding Tier 1 EBITDA targets by 20%.

Q1: Tier 2 payment for Q1 will equal (i) 7% of base salary multiplied by (ii) a fraction with a numerator equal to the percent by which the actual Q1 EBITDA exceeded the Tier 1 Q1 EBITDA target and a denominator equal to 20% (if such fraction results in a number greater than 1, it will be deemed to be the number
1). Tier 2 payment for Q1 performance to be made as soon as practicable after end of Q1, but no later than the last payroll date in May of the applicable year. (This paragraph not applicable for 2005.)

Q2: Tier 2 payment for Q2 will equal (i) 6% (9% for 2005) of base salary multiplied by (ii) a fraction with a numerator equal to the percent by which the actual Q2 EBITDA exceeded the Tier 1 Q2 EBITDA target and a denominator equal to 20% (if such fraction results in a number greater than 1, it will be deemed to be the number 1). Tier 2 payment for Q2 performance to be made as soon as practicable after end of Q2, but no later than the last payroll date in August of the applicable year.

Q3: Tier 2 payment for Q3 will equal (i) 6% (8% for 2005) of base salary multiplied by (ii) a fraction with a numerator equal to the percent by which the actual Q3 EBITDA exceeded the Tier 1 Q3 EBITDA target and a denominator equal to 20% (if such fraction results in a number greater than 1, it will be deemed to be the number 1). Tier 2 payment for Q3 performance to be made as soon as practicable after end of Q3, but no later than the last payroll date in November of the applicable year.

Q4: Tier 2 payment for Q4 will equal (i) 6% (8% for 2005) of base salary multiplied by (ii) a fraction with a numerator equal to the percent by which the actual Q4 EBITDA exceeded the Tier 1 Q4 EBITDA target and a denominator equal to 20% (if such fraction results in a number greater than 1, it will be deemed to be the number 1). Tier 2 payment for Q4 performance to be made as soon as practicable after end of Q4, but no later than February 15 of the applicable year.

TIER 3: In addition to the total cash payments equal to 50% of base salary that may be paid under Tier 1 and 25% of base salary that may be paid under Tier 2, under Tier 3 eligible for a cash payment of up to 25% of base salary for exceeding Tier 1 EBITDA targets by 33%.

Q1: Tier 3 payment for Q1 will equal (i) 7% of base salary multiplied by (ii) a fraction with a numerator equal to the percent by which the actual Q1 EBITDA exceeded the Tier 1 Q1 EBITDA target and a denominator equal to 33% (if such fraction results in a number greater than 1, it will be deemed to be the number
1). Tier 3 payment for Q1 performance to be made as soon as practicable after end of Q1, but no later than the last payroll date in May of the applicable year. (This paragraph not applicable for 2005.)

Q2: Tier 3 payment for Q2 will equal (i) 6% (9% for 2005) of base salary multiplied by (ii) a fraction with a numerator equal to the percent by which actual Q2 EBITDA exceeded the Tier 1 Q2 EBITDA target and a denominator equal to 33% (if such fraction results in a number greater than 1, it will be deemed to be the number 1). Tier 3 payment for Q2 performance to be made as soon as practicable after end of Q2, but no later than the last payroll date in August of the applicable year.

Q3: Tier 3 payment for Q3 will equal (i) 6% (8% for 2005) of base salary multiplied by (ii) a fraction with a numerator equal to the percent by which the actual Q3 EBITDA exceeded the Tier 1 Q3 EBITDA target and a denominator equal to 33% (if such fraction results in a number greater than 1, it will be deemed to be the number 1). Tier 3 payment for Q3 performance to be made as soon as practicable after end of Q3, but no later than the last payroll date in November of the applicable year.

Q4: Tier 3 payment for Q4 will equal (i) 6% (8% for 2005) of base salary multiplied by (ii) a fraction with a numerator equal to the percent by which the actual Q4 EBITDA exceeded the Q4 Tier 1 EBITDA target and a denominator equal to 33% (if such fraction results in a number greater than 1, it will be deemed to be the number 1). Tier 3 payment for Q4 performance to be made as soon as practicable after end of Q4, but no later than February 15 of the applicable year.

TIER 4: If actual annual EBITDA exceeds 133% of Tier 1 target (for 2005, this means total annual EBITDA would exceed $1.077 million ($810K x 133% ), in addition to cash payments made under Tiers 1, 2, and 3 (which would equal 100% of base salary), will receive an additional payment equal to 25% of actual total annual EBITDA over 133% of the annual Tier 1 EBITDA target. This Tier 4 payment will be made as soon as practicable after end of the applicable year, but no later than the immediately following February 15.